EXHIBIT 10.1

September 18, 2003

Mr. Andy Walker

Chief Executive Officer

Allied Bancshares, Inc.

Suite A-500

309 Pirkle Ferry Road

Cumming, GA 30040

Re: Capital Contribution of Approximately 1.348 Acres of Land on Market Place Boulevard, Cumming,                         Forsyth County, Georgia (the "Property") for Capital Stock in Allied Bancshares, Inc. ("Company")

Dear Andy:

We have discussed our mutual desire and intention for Daniel B. Cowart ("Investor") to make a capital contribution to Company of the Property described in Exhibit A attached. Company has not yet completed the final prospectus for Investor, which in part depends upon the structure of the transaction described in this letter. For tax reasons, Investor is reluctant to enter into a sale transaction by which Company would purchase the Property. Investor and Company are willing for Investor to contribute the Property to the capital of the Company in a transaction qualifying for non-recognition under Internal Revenue Code Section 351. The Purpose of this letter is to describe the details of our mutual desire and intention for Investor to make a capital contribution of the Property for 85,000 shares of Common Stock in Company (the "Shares").

The Property requires grading, infrastructure improvement and site preparation work, which Company desires to be undertaken on an expedited basis. Company will enter into a contract for improvement of the Property with Dan Cowart, Inc., a Georgia corporation ("Developer"). Company will advance funds to Developer for such grading and site improvement (hereinafter referred to as the "Site Work"), upon the terms set forth below.

The parties acknowledge that there are several timing issues which complicate this transaction. First, Investor may not legally subscribe for the Shares before reviewing and evaluating a Prospectus in compliance with Securities Laws (as defined below). The Prospectus cannot be completed until the terms of the capital contribution of the Property

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are established. Investor must also have the ability to decline making the investment after full disclosure and review of the Prospectus.

The second complication is that Company desires to expedite the Site Work and shall engage Developer to commence construction prior to Company's ability to establish achievement of the full complement of Stock Subscriptions necessary to meet the minimum investment standards required by regulatory authorities. Therefore, there is a possibility that Company's operating subsidiary will not be created, in which case Company would have no need to acquire the Property from Investor. Therefore, this letter shall also describe the terms of Company's advance and possible recoupment of funds required by Developer for the Site Work.

The terms of the proposed transaction between Company, Investor and Developer are as follows:

  The Value of Property. The parties agree that the value of the Property with Site Work in place is $750,000.00 per acre. Developer agrees to conduct the Site Work for $161,000.00. Investor shall not conduct the Site Work, so the parties agree that the value of the land contribution is $850,000.00 and that the Company will issue to Investor 85,000 Shares of the outstanding Common Stock of Company, in the event Investor elects to contribute the Property in exchange for the shares. Developer and Company will enter into an agreement for construction of the Site Work for $161,000.00 with other terms as described below. The Shares so issued will constitute no more than 9.45% of Company's outstanding Common Stock, but would be a lower percentage provided Company raises more than the projected minimum $9,000,000 capitalization. Investor's immediate family and related entities may not subscribe for any of the Company's Common Stock without the consent of Company.
  Securities Matters. The parties will take precautions to ensure that the Investor's acquisition of the Shares in exchange for the Property complies with Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), the Georgia Securities Act of 1973, as amended (the "Georgia Act"), and the Rules and Regulations promulgated thereunder, and the federal Securities Act of 1933, as amended (the "1933 Act"), and the General Rules and Regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC") (the Georgia Act, the 1933 Act, and the regulations thereunder being collectively referred to as the "Securities Laws").

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  Investor understands and agrees that this is merely an option with regard to the acquisition of the Shares, and that it is subject to Investor's decision following his review of the Prospectus. Company or Investor may refuse to consummate this transaction unless there is in effect a registration statement under the Georgia Act covering Investor's acquisition of the Shares or it is established to the satisfaction of the Company and Investor that such registration is not required. Investor further understands and agrees that Company or Investor may refuse to consummate this transaction for the Shares unless there is in effect a registration statement under the 1933 Act covering such transfer of stock or the parties establish that such registration is not required. Company shall be obligated to register the Shares, or take other action necessary in order to make compliance with an exemption from registration available, on or before February 15, 2004.

  No Liabilities Assumed, Title and Other Matters. Company will assume no liabilities with respect to the Property, and the Property shall be transferred free and clear of all liens and encumbrances. Investor will assume no liabilities in regard to the Shares, and the Shares shall be issued to Investor free and clear of all liens and encumbrances. Company shall warrant and convey clear and marketable title to the Shares at the conclusion of the escrow in connection with the Company's public stock offering. Investor shall warrant and convey marketable and insurable record fee simple title to the Property to Company at the conclusion of the escrow in connection with Company's public stock offering. Company shall have a reasonable time to examine title to the Property and furnish Investor with written title objections. Investor shall obtain, and permit Company time to review, a new land title survey of the Property with a certification of the acreage. In addition, Company shall have 30 days from the execution date of this Agreement to perform due diligence on the Property regarding its suitability for Company's intended purposes. At the end of the 30-day period, Company shall have the right to terminate this Agreement if Company determines that the Property is not suitable to Company.
  Contingencies.

  (a) The obligation of Company to transfer the Shares to Investor in exchange for the Property is contingent upon the following:

  (i) Company's successful completion of its Stock Offering and organization of its operating subsidiary in compliance with the Prospectus and compliance with all regulatory requirements.

  (ii) Company must raise capital of the minimum required by the banking regulators, including Investor's contribution of Property to Company's capital. The minimum capital is projected to be $9,000,000.

  (iii) Company must have a construction contract with Developer for construction of the Site Work in the form and with the terms acceptable to Company, as further described below. The contract is to be executed in conjunction with this Agreement.

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  (iv) Investor must convey marketable and insurable title to the Property to Company through the mechanism of the subscription escrow for the public offering of the Shares.

  (v) The Property shall not be tainted by any reportable level of hazardous substances or environmental contamination.

  (vi) The Property shall be zoned in a fashion suitable for Company's use as a Company site.

  (b) Investor's obligation to transfer the Property to the Company in exchange for the Shares is contingent upon the following:

  (i) The transaction shall not be characterized as a sale of the Property to Company under the Code;

  (ii) Company must have a construction contract with Developer for construction of the Site Work in the form and with the terms acceptable to Developer, as further described below. The contract is to be executed in conjunction with this Agreement; and

  (iii) Investor's review of the Prospectus and decision to invest.

  (c) In the event that Company does not complete its organization funding and does not break escrow and issue the Shares, Investor shall earn a "Breakup Fee" in an amount equal to Ten Thousand and No/100 Dollars ($10,000.00), plus $3,500.00 for each full month from the end of Company's thirty (30) day initial inspection period until the "Breakup Date," representing liquidated damages for engineering and legal costs, opportunity cost and out-of-pocket expenses related to this transaction. The Breakup Fee will be deducted from the development funds reimbursed to Company. "Breakup Date" shall mean that date on which it is determined that Company cannot complete its organization funding and consequently cannot issue the Shares.

  (d) Notwithstanding the terms hereof relating to Investor's capital contribution, after reviewing the Securities Laws disclosures and prospectus regarding the Shares, if Investor decides not to acquire the Shares, he will sell the Property to Company for a purchase price of $850,000 paid in cash (or in a Code Sec. 1031 exchange) based upon paragraph 1 above. Closing of the sale of the Property in that event shall be on or before fifteen (15) days after Investor decides not to acquire the shares, but not before January 5, 2004 without Investor's express written consent. Investor shall make his decision whether to acquire the Shares within fifteen (15) days after receipt of the final Prospectus. If Investor elects to acquire the Shares, he shall execute a binding subscription agreement obligating him to convey the Property to Company in exchange for the Shares, and shall deliver a warranty deed to the Property (such deed to be held in escrow), all subject to Company meeting the conditions for breaking escrow in its stock offering. If Investor elects not to acquire the Shares, he shall give written notice to Company of that.

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  (e) By February 1, 2004, Investor, at Investor's cost, will cause the proposed driveway adjoining the Property to be constructed to the specifications set forth in the construction contract with Developer.

  Remarketing. Investor shall have the right to remarket the Property if Company has not broken escrow for the creation and funding of its national bank subsidiary by July 1, 2004, unless the parties agree in writing to extend this deadline and such agreement will not be unreasonably withheld.
  Brokerage. Investor will pay a fee equal to 3% of $850,000 to Tom Wilson and Associates, Inc., in addition to any fees owed by Investor to Investor's agent(s) on the date the property is conveyed to the Company or its bank subsidiary. Each party shall indemnify the other from a claim for fees or commissions as result of actions by the indemnitor or against the indemnified party.
  Background Information. Investor shall make a good faith effort to locate and provide Company with all background documents, real estate documents, property tax bills and maps, inspection reports, environmental assessments and other documentation relevant to the Property. Company shall make full disclosures to Investor concerning the Shares by providing him with the Prospectus.
  Site Work. The Site Work shall be conducted by Developer in return for One Hundred Sixty One Thousand and No/100 Dollars ($161,000.00) advanced by Company to Developer, payable Fifty Thousand and No/100 Dollars ($50,000.00) at commencement with the balance due as draws are presented. The "Site Work" shall consist of clearing, installation and compaction of fill dirt, testing of fill dirt, grading, storm drainage to the Property boundary and off-site detention, stubbing of water and sewer lines to the Property boundary and grading of a shared driveway and gravelling of the construction entrance (but no concrete or paving) for the Property. The parties agree that Developer will begin the Site Work based upon a separate contract with Company as soon as Company has completed its site development plan and the parties obtain a site development permit. The intent of the parties is to have the Site Work completed within ninety (90) days after obtaining the site development permits, subject to reasonable consideration for delays caused by weather problems and Acts of God (force majeure). In the event that Company does not complete its organization funding through its stock offering and does not obtain the required approvals of the banking regulators for Company and its bank subsidiary by July 1, 2004, and the parties do not mutually extend this deadline, Developer shall promptly repay to Company an amount equal to the funds paid to Developer under the construction contract by the Company, less the Breakup Fee.

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  Temporary Location for Company Office Trailer. Investor agrees to lease the Property to Company for $1.00 and allow Company to place a temporary facility on the site as soon as site development work so allows, as well as make such improvements as may be necessary to access and operate the facility as an office until Company breaks escrow, opens such office as a bank facility, and the Property is transferred by contribution or sale to Company.
  Expenses. Expenses of the proposed transaction shall be paid as follows: Investor shall pay transfer tax, if any, and the recording fee for the Deed, his own legal and accounting fees. The cost of the survey shall be paid from the funds for the Site Work. Company shall pay for any title examination, title insurance and its own legal and accounting fees.
  Representations. The parties hereby acknowledge that they will rely on the accuracy of representations and documents previously delivered by the other parties. Company and Investor hereby each warrant as follows:

  (a) All representations made prior to the execution of this letter are materially accurate and made and continue to be materially accurate; and

  (b) All representations, documents and financial statements which shall be delivered in the course of the negotiations will be materially accurate when made or delivered.

  Non-Negotiation. Until Company meets the conditions for breaking escrow in its stock offering or by July 1, 2004, whichever comes first, unless extended, Investor shall not enter into negotiations or discussions with any other person concerning the sale or any other form of disposition of the Property. Company shall include Investor's contribution of the Property in calculating the total initial subscription of its capital stock, if Investor elects to subscribe for the Shares after receipt of the final Prospectus.

13. Miscellaneous Matters. The parties understand and agree that this document constitutes neither a subscription agreement for Investor's acquisition of the Shares, nor an agreement for the purchase and sale of real estate. The parties agree to proceed in good faith with the terms of this Agreement for (a) Investor to contribute the Property to capital for Company's use as its operating location, (b) Developer's construction of the Site Work and preparation for Company's construction of building and improvements, and (c) the parties' intent to comply in all respects with the Securities Laws and Code Section 351.

14. Board Approval. This Agreement is provided by Investor for the purpose of Company's submission of the Property to its Board of Directors for approval of the location and the terms of the issuance of Shares to Investor. A copy of this Agreement may be provided to the Members of the Board of Directors of Company. If the Company's Board of Directors rejects the Property as a Company site, this Agreement shall terminate and be of no further force or effect, and each party shall pay its own expenses in association herewith. Company agrees that such decision by its Board of Directors shall be made no later than September 25, 2003. Company will provide Investor with a certified copy of the Board's approval resolution.

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If you agree to the foregoing terms of the Company's acquisition of the Property and Investor's acquisition of the Shares, please so indicate by signing and returning the enclosed copy of this letter to Investor or its counsel.

Investor: s/Daniel B. Cowart Daniel B. Cowart

Company: Allied Bancshares, Inc. By: s/Andrew Walker Andy Walker, CEO (CORPORATE SEAL)

Date of Acceptance: 9/18/03

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Exhibit "A"

The term "Property" as used herein includes the site shown on the attached drawing and also includes a storm water easement to allow Company to discharge storm water into Investor's storm water system to be built on Investor's adjoining property and a non-exclusive easement for ingress and egress over the roadway to be built by Investor over Investor's adjoining property and along the northern boundary line of the Property.

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